Exhibit 10.13

EMPLOYEE PROPRIETARY INFORMATION

AND

INVENTIONS ASSIGNMENT AGREEMENT

The undersigned (the “Employee”), is an employee of MIMEDX, INC. a corporation under the laws of the State of Florida, USA, or a subsidiary of MIMEDX, INC. (the “Company”) (together referred to as “Parties,” or individually as “Party”), and in partial consideration of and as a condition of Employee’s employment or continued employment by the Company, and effective as of the date hereof, Employee hereby agrees as follows:

1. Confidentiality Obligation Trade Secrets. Commencing on the date hereof and continuing until the fifth anniversary of the last day Employee’s employment with the Company, Employee shall hold all Confidential Information in confidence and shall not disclose, use, copy, publish, summarize or remove from the premises of the Company, any Confidential Information, except (a) as necessary for Employee’s provision of employment services, (b) following the termination or expiration of Employee’s employment, only as specifically authorized in writing by the Company or (c) as otherwise required pursuant to valid judicial order, provided Employee shall provide prior written notice of such order to, and shall use Employee’s best efforts to cooperate with, the Company to obtain a protective order or other appropriate remedy to ensure that confidential treatment will be accorded such Confidential Information. If, in the absence of a protective order, Employee determines, upon the advice of counsel, that Employee is required to disclose such information, Employee may disclose only Confidential Information specifically required and only to the extent compelled to do so. Notwithstanding anything herein to the contrary, Employee’s obligations regarding the Company’s Trade Secrets shall survive the termination of Employee’s employment for any reason and shall continue thereafter for the maximum period of time permitted under applicable law.

2. Company Property. All papers, records, data, notes, drawings, files, documents, and other materials, including all copies of such materials, relating to the employment services or the business of the Company that Employee possesses or creates as a result of or during Employee’s employment by the Company, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination for any reason of Employee’s employment with the Company, Employee will promptly deliver all such materials to the Company. In addition, Employee will not bring onto the Company’s premises any unpublished document or other property belonging to any of Employee’s former or existing employers without the prior written consent of such employers and the Company.

3. Inventions. Employee agrees that all Subject Inventions conceived or first reduced to practice by Employee as part of or related to Employee’s employment by the Company, and all patent rights and copyrights in and to such Subject Inventions will become the property of the Company. Employee hereby irrevocably assigns and agrees to assign to the Company or Company’s designee, without further consideration, all of Employee’s entire right, title, and interest in and to all Subject Inventions, other than the Excluded Inventions, including, without limitation, all rights to obtain, register, perfect, and enforce patents, copyrights, and other intellectual property protection for the Subject Inventions.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

4. Copyrights. Employee agrees to assign and hereby does assign to the Company all right, title and interest in and to all copyrights that Employee may have now or in the future in and to such Subject Works. To the fullest extent possible, the Subject Works shall be deemed a “work made for hire” for the purposes of U.S. Copyright Act, 17 U.S.C. § 101 et seq., as amended. In addition, to the extent that Employee has any right of attribution and/or integrity in or to any specific portion of the Subject Works under the laws of the United States of America (including but not limited to 17 USC 106A) or any foreign country, Employee hereby waives (a) any right to prevent the distortion, mutilation, modification or destruction of the original art and (b) any right to require that Employee’s name be used in association with that specific portion of the Subject Works or with any work based thereon. The waiver specified by this Section 4 shall be for the benefit of the Company and shall survive the expiration or termination for any reason of Employee’s employment by the Company.

5. License. To the extent that the Company’s use or exploitation of the Subject Inventions or Subject Works made or contributed by Employee hereunder may require a license from Employee under any other proprietary rights held by Employee, Employee hereby grants the Company a fully-paid, royalty-free, non-exclusive, perpetual, worldwide license, with unlimited right to sublicense, to make, use, sell, copy, modify, prepare derivative works of, publish, distribute, perform, display and otherwise exploit such Subject Inventions or Subject Works. The Company may freely transfer or assign its rights generally in the Subject Inventions or Subject Works.

6. Invention Disclosure. Employee will disclose promptly and in writing to the Company, all Inventions and Works which Employee has conceived, made, will make or have reduced or will reduce to practice as part of or related to Employee’s employment by the Company and Employee will make such disclosures in a form that will allow the Company to determine if any such Inventions or Works are Subject Inventions or Subject Works as applicable. Employee hereby represents to the Company that, except in relation to the Excluded Inventions, Employee owns no Inventions, patent registrations or applications, or copyright registrations or applications, individually or jointly with others.

7. Cooperation in Patent and Copyright Applications and Ownership Rights. Employee agrees that should the Company elect to file an application for patent or copyright protection, either in the United States or in any foreign country on a Subject Invention or Subject Work of which Employee is or was an inventor, creator or author, Employee will execute all necessary truthful papers, including formal assignments to the Company relating to such patent and/or copyright applications and provide all such cooperation and assistance as is reasonably required for the orderly prosecution of any such applications or assignments. Employee further agrees that he or she will execute and deliver to the Company, its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all right, title, and interest of every kind and nature, in and to a Subject Invention or Subject Work, and Employee constitutes and appoints the Company as his or her agent and attorney-in-fact to execute and deliver any such assignments or documents, including applications for patent or copyright protection, this power and agency being coupled with an interest and being irrevocable. Employee’s obligations under this Section 7 shall continue during

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

the term of the Employee’s employment with the Company and shall survive the termination or expiration for any reason or no reason of the Employee’s employment with the Company.

8. Representations and Prior Agreements. Employee represents and warrants to the Company that no provision of any agreement by which Employee is bound (i) prohibits or in any way restricts Employee’s employment by the Company or (ii) requires Employee to assign or otherwise transfer to any person or entity, other than the Company, any Work or Invention created, conceived or first reduced to practice by Employee as part of or related to Employee’s provision of employment services. In addition, Employee represents and warrants to the Company that (a) Employee will not use any Trade Secrets or any third party in Employee’s provision of employment services and the Subject Inventions and (b) except as otherwise agreed to in writing by the Company, the Subject Works will contain only original Inventions and Works conceived, developed and reduced to practice by Employee.

9. Agreements With Third Parties. Employee acknowledges that the Company from time to time may have agreements with other persons which impose obligations or restrictions on the Company regarding Inventions or Works made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

10. Non-Solicitation of Customers and Employees. (i) During the term of Employee’s employment and for a period of two (2) years thereafter (the “Protected Period”), Employee agrees not to, directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, contact, solicit, divert, appropriate, or call upon with the intent of doing business with, any one or more of the customers or clients of the Company with whom Employee has had material contact during the twelve (12) month period prior to the termination of this Agreement (including prospects of the Company with whom Employee had such contact during said period) if the purpose of such activity is either (1) to solicit these customers or clients or prospective customers or clients for any entity that offers products and/or services which are substantially similar or identical to those offered by the Company during the twelve (12) month period prior to the termination of this Agreement (a “Competitive Business”) (including but not limited to any Competitive Business started by Employee) or (2) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with the Company. Employee acknowledges that due to their relationship with the Company, Employee may develop special contacts and relationships with the Company’s clients and prospects, and that it would be unfair and harmful to the Company if Employee took advantage of these relationships in a Competitive Business.

(ii) During the term of this Agreement and for a period of two (2) years thereafter, Employee also agrees not directly or indirectly, on Employee’s own behalf or in the service or on behalf of others: (a) solicit, recruit, or hire (attempt to solicit, recruit, or hire) for work in any Competitive Business or otherwise assist any Competitive Business in soliciting, recruiting, or hiring, any employee of the Company within the twelve month period prior to the termination of this Agreement, whether or not such employment is pursuant to a written contract with the Company or is for a determined period or at will, or (b) otherwise encourage, solicit, or support any such employee(s) to leave their employment with the Company, until such

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

employee’s employment with the Company has been voluntarily or involuntarily terminated or separated for at least six (6) months.

It is understood and agreed by Employee that (i) the Parties have attempted to limit Employee’s right to solicit customers under Section 10 only to the extent necessary to protect the Company from unfair competition during the Protected Period , and (ii) the purpose of these covenants and promises is (and that they are necessary) to protect the Company’s legitimate business interests, and to protect and retain (and to prevent Employee from unfairly and to the detriment of the Company utilizing or taking advantage of) those substantial contacts and relationships (including those with customers of the Company) which Employee may establish due to Employee’s employment with the Company.

Employee represents that Employee’s experience and abilities are such that existence or enforcement of these covenants and promises will not prevent Employee from earning or pursuing an adequate livelihood and will not cause an undue burden to Employee or Employee’s family.

11. Employee Indemnification. Employee hereby agrees to defend, indemnify and hold harmless the Company and its officers, directors, employees and shareholders, from and against any and all claims and liabilities and any and all damages, costs, expenses and reasonable attorneys’ fees incident thereto, (i) for property damage, death or bodily injury suffered by any person arising from any neglect, act or omission or willful misconduct of Employee; (ii) related to or arising from Employee’s failure to perform or any other breach of the obligations set forth above for Employee and (iii) any breach of the warranties and representations made by Employee in Section 9 above.

12. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and by any one or more of the following means: (i) if mailed by prepaid certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, such notice shall be deemed to have been received on the date shown on the receipt; (ii) if telecopied, such notice shall be followed forthwith by letter by first class mail, postage prepaid, and shall be deemed to have been received on the next business day following dispatch by telecopy and acknowledgment of receipt by the recipient’s telecopy machine; (iii) if delivered by hand, such notice shall be deemed effective when delivered; or (iv) if delivered by national overnight courier, such notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under this Agreement shall be given to the Parties hereto at the following addresses:

If to the Company:

MiMedx, Inc.

1234 Airport Road

Suite 105

Destin, Florida 32541

Attn: Maria Steele, Sr. VP

Telecopy No.: 850-650-2213

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

If to Employee:

13. Miscellaneous. In the event of any breach or threatened breach of this agreement Employee agrees that money damages alone would not be a sufficient remedy, and, accordingly, the Company shall be entitled to preliminary and permanent injunctive relief and specific performance to enforce the provisions of this Agreement without being required to show any actual damage or to post any bond or other security, but nothing herein shall preclude the Company from pursuing any action or other remedy for any breach or threatened breach of this Agreement.

This Agreement will be binding upon Employee and inure to the benefit of the Company and its respective successors and assigns. Employee may not assign Employee’s duties and obligations hereunder. Any Section of this Agreement whose terms, conditions or obligations have not been or cannot be fully performed prior to the termination or expiration of this Agreement for any reason shall survive such termination or expiration of this Agreement, along with all definitions required by such Section. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Agreement.

This Agreement constitutes the entire agreement between the Company and Employee with respect to the subject matter of this Agreement and supersedes all previous agreements between the Company and Employee relating to the subject matter of this Agreement. No provision of this Agreement shall be deemed waived, amended or modified by the Company, unless such waiver, amendment or modification is made in writing and signed by the Company. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflicts of laws.

14. Definitions. Unless otherwise expressly provided herein or unless the context otherwise requires, the following terms shall be defined as follows:

“Confidential Information” means any of the following types of information: (i) all data, reports, analyses, notes, interpretations, forecasts, records, documents, agreements and information concerning the Company, its business operations and property, which the Company may hereafter provide or previously has provided to Employee, or which Employee receives or receives knowledge of or access to, or develops or obtains from examination, testing or analysis, at any time and in any form or media, whether oral, written, graphic, machine readable, sample form, or other tangible media, or in information storage and retrieval systems, which is designated, labeled or marked as proprietary, confidential or its equivalent, including without limitation, business plans; customer lists; financial statements and other financial information of the Company and its customers; suppliers; know-how; strategic or technical data; technology (including without limitation all production, manufacturing and related technology); designs, developments, inventions, data and any components thereof, whether or not copyrightable;

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

intellectual property and trade secrets, whether or not patented or patentable; sales and marketing data; marketing research data; product research and development data; software programs (including source code); pricing information; any Information obtained by meeting Representatives (as defined below) or personnel of the Company or touring its facilities; and (ii) all notes, analyses, compilations, studies, interpretations or other documents and all copies thereof prepared by Employee, which contain, reflect or are based upon, in whole or in part, any of the Information which is described in the preceding clause (i).

The term “Confidential Information” does not include, however, information which (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by Employee; or (b) Employee can show was within Employee’s possession prior to its being furnished by or on behalf of the Company, provided that the information was not provided to Employee in violation of a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality owed to the Company; or (c) was received by Employee from a third Party owing no duty to the Company and having the legal right to transmit the same; (d) is independently developed by Employee without the aid, application or use of the Confidential Information; or (e) is explicitly approved for release by written authorization of the Company.

“Excluded Invention” means any Invention listed on Exhibit “A” of this Agreement that existed prior to Employee’s employment by the Company and would be a Subject Invention if such Invention was or is made during Employee’s employment by the Company.

“Invention” means any idea, discovery, whether or not patentable, including, but not limited to, any useful process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, as well as improvements thereto, which is new or which Employee has a reasonable basis to believe may be new.

“Subject Invention” means any Invention which is conceived by Employee alone or in a joint effort with others and which indirectly or directly results from Employee’s employment by the Company.

“Subject Work” means any Work which is conceived by Employee alone or in a joint effort with others and which indirectly or directly results from Employee’s employment by the Company.

“Trade Secrets” shall be deemed to have the broadest definition given to such term under applicable state, federal or international laws

“Work” means a copyrightable work of authorship, including without limitation, any technical description for products, user’s guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such material.

15. Acknowledgement. Employee understands that this Agreement, as a condition of Employee’s retention by the Company, (a) contains an assignment of certain patent rights, copyrights and related rights to inventions and works of authorship that Employee conceives while providing services to the Company, (b) may affect Employee’s rights to inventions and works of authorship owned by Employee at the time Employee’s employment by

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

the Company commences, and (c) imposes upon Employee certain confidentiality restrictions with respect to Confidential Information and Trade Secrets belonging to the Company. Employee has read this Agreement carefully and has been given the opportunity to have this Agreement reviewed by Employee’s legal counsel before signing.

IN WITNESS WHEREOF, Employee has read, understood, agreed to and executed this document as of the          day of                     , 200  , intending to be legally bound.

EMPLOYEE:

Print Name:

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

Exhibit “A”

Excluded Inventions, Improvements, and

Original Works of Authorship

Title	Date	Identifying Number or Brief Description

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT